Exhibit 10.3
ALBERTSONS COMPANIES, INC.
2020 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
Albertsons Companies, Inc. (the “Company”), pursuant to the Albertsons Companies, Inc. 2020 Omnibus Incentive Plan (the “Plan”), hereby grants to the Participant named below an Award of Restricted Stock Units. Unless otherwise defined herein, the capitalized terms used in this Restricted Stock Unit Award Agreement (the “Agreement”), which includes the Notice of Grant (the “Notice of Grant”) and Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A (including the Appendix), shall have the meanings ascribed to such terms in the Plan.
NOTICE OF GRANT

Participant:
Grant Date:
Award Term:		2021-2023
Target Number of Restricted Stock Units:
Fiscal Year:	2021	2022	2023
Target Number:	[•]	[•]	[•]
Vesting Schedule:		See the Appendix to Exhibit A, attached hereto

The Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Agreement, including the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, all of which are incorporated into this Agreement.

ALBERTSONS COMPANIES, INC. By: Name: Title:	PARTICIPANT: Name:

EXHIBIT A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT
1.Grant. The Company hereby grants to the individual named in the Notice of Grant (the “Participant”) the right to be awarded Restricted Stock Units in respect of each Fiscal Year during the Award Term, subject to all of the terms and conditions in this Agreement and the Plan.
2.Awarding and Vesting. The Participant shall be awarded and become vested in the Restricted Stock Units subject to the Award as set forth on the Appendix.
3.Section 409A Compliance. To the extent the Award constitutes “nonqualified deferred compensation” (within the meaning of Section 409A of the Code), then (a) this Agreement is intended to comply with the requirements of Section 409A of the Code and the Restricted Stock Units subject to this Agreement shall be interpreted in a manner consistent with this intent; and (b) if the Participant is a “specified employee” as defined in Section 409A of the Code at the time of the Participant’s Termination of Service, then solely to the extent necessary to comply with Section 409A of the Code, no shares of Common Stock shall be delivered in respect of any Restricted Stock Units until the date that is six months following the date of the Participant’s Termination of Service or, if earlier, the Participant’s death.
4.Taxes. The Company shall have the power and the right to require the Participant to remit to the Company the amount necessary to satisfy federal, state, provincial and local taxes, domestic or foreign, required by law or regulation to be withheld, and to deduct or withhold from any shares of Common Stock deliverable under the Award to satisfy such withholding obligation.
5.General.
(a)Amendments. No amendment, suspension or termination of this Agreement shall materially and adversely affect the rights of the Participant under this Agreement without the consent of the Participant.
(b)Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be deemed to have been given (i) on the date of transmission, if delivered by facsimile or electronic mail, (ii) on the date of delivery, if delivered by hand, (iii) on the first business day following the date of mailing, if sent by a nationally recognized overnight express mail service, or (iv) on the fourth business day after the date of mailing, if sent by United States registered or certified mail, return receipt requested, postage prepaid, as follows:
(i)If to the Company, to:
Albertsons Companies, Inc.
250 Parkcenter Blvd.

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Boise, ID 83706
Attention: Executive Vice President, Chief Human Resources Officer, Government Relations, Labor Relations, & Public Affairs
Telephone: (208) 395-5785
With a copy to: General Counsel

(ii)If to the Participant, to the address listed in the personnel records of the Company.
(c)Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns. The Participant may not assign any of its rights or obligations under this Agreement without the prior written consent of the Company.
(d)Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which counterparts, taken together, shall constitute one and the same instrument.
(e)Descriptive Headings, Etc. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires: (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; (iii) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs of this Agreement unless otherwise specified; (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (v) “or” is not exclusive; and (vi) provisions apply to successive events and transactions.
(f)Severability. If any provision of this Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.
(g)Choice of Law and Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and to applicable federal laws. The parties agree that any legal claim arising from or related to this Agreement that may be pursued in a court of law shall be pursued exclusively in a court of competent subject matter jurisdiction located Idaho, and the parties consent to the personal jurisdiction of the courts located in Idaho and waive all objections to same (based on convenience, cost, location of witnesses or evidence, or otherwise); provided, however, that if for any reason personal jurisdiction cannot be maintained over a party in accordance with the forgoing choice of venue clause then it shall not apply.

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(h)Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, INTERPRETATION OR ENFORCEMENT HEREOF. THE PARTIES HERETO AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.
(i)Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to such subject matter.
(j)Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
(k)Construction. The Company and the Participant acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Company and the Participant.
(l)Unfunded Status of Award. Except upon the issuance of shares of Common Stock pursuant to this Agreement, any rights of the Participant under the Plan and this Agreement shall be those of a general unsecured creditor of the Company, and neither the Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company or its subsidiaries by virtue of the Plan or this Agreement.
(m)Plan Governs. This Award is made pursuant to the terms and conditions of the Plan. In the event of a conflict between this Agreement and the Plan, the provisions of the Plan shall govern.
(n)No Employment Rights. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continue in the Service of the Company or any of its subsidiaries or interfere in any way with the right of the Company or any of its subsidiaries to terminate the employment or other service relationship of the Participant for any reason or no reason at any time.
(o)No Rights as Stockholder. The Participant shall not have any rights as a stockholder with respect to the shares subject to this Award until shares of Common Stock are delivered to the Participant pursuant to this Agreement.

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APPENDIX
1.Definitions.
“Accrual Factor” means, with respect to a Fiscal Year, a number equal to the product of (i) the EPS Accrual Percentage (as determined in accordance with Section 2(a)) and (ii) the ROIC Modifier (as determined in accordance with Section 2(b)).
“Accrued RSUs” means the Restricted Stock Units credited to the Participant’s RSU Account in accordance with this Appendix.
“Cause” shall have the meaning ascribed to such term in the Plan.
“Change in Control Period” means the 24-month period following a Change in Control.
“Competitive Activity” means the Participant’s engagement, directly or indirectly, as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner, member or in any other individual or representative capacity whatsoever, whether paid or unpaid, either for the Participant’s own benefit or the benefit of any other person or entity, other than on behalf of the Company, to organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit the Participant’s name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in (i) the business conducted by the Company or any of its subsidiaries on the date of the Participant’s Termination of Service in the geographic locations where the Company or any of its subsidiaries engage in such business or (ii) any business which, to the Participant’s knowledge, the Company or any of its subsidiaries propose to engage in within the twelve (12) month period following the date of the Participant’s Termination of Service in the geographic locations where the Company or any of its subsidiaries propose to engage in such business.
“Closed Fiscal Year” means a Fiscal Year in the Award Term that has ended.
“Disability” shall have the meaning ascribed to such term in the Plan.
“Early Retirement” means, prior to the Participant’s attainment of age 62, the Participant’s Termination of Service for any reason, other than for Cause, death or Disability, on or after the Participant’s (i) attainment of age 55 and (ii) completion of 10 years of continuous service with the Company or any of its subsidiaries. The Participant’s years of service shall be determined by the Committee in accordance with predetermined, nondiscretionary rules established by the Company.
“EPS” means, with respect to a particular Fiscal Year, the Company’s Adjusted Net Income Per Class A Common Share, as defined in the Company’s Form 10-K for such Fiscal

Year, as consistently applied to each Fiscal Year and in a manner determined and approved by the Committee within a reasonable time period following the commencement of the Fiscal Year.
“EPS Goal” means, with respect to a particular Fiscal Year, a target amount of EPS to be achieved by the Company during such Fiscal Year, as set by the Committee in its sole discretion.
“Final Date” means the final day of the third Fiscal Year of the Award Term.
“Fiscal Year” means a fiscal year of the Company (excluding fiscal years of less than 12 months).
“Normal Retirement” means the Participant’s Termination of Service for any reason, other than for Cause, death or Disability, on or after the Participant’s attainment of age 62, and forbearance from engaging in any work or activity that would constitute Competitive Activity. Notwithstanding the foregoing, if the Participant’s primary place of employment or services as of the Participant’s Termination of Service is California, North Dakota, Oklahoma or any state that prohibits the enforcement of post-employment non-competition agreements, the Participant’s engaging in any work or activity that would constitute Competitive Activity after the Participant’s Termination of Service shall not cause the Participant fail to qualify for Normal Retirement.
“Open Fiscal Year” means each Fiscal Year in the Award Term that has commenced but not yet ended or has not yet commenced.
“ROIC” means, with respect to a particular Fiscal Year, the Company’s return on invested capital for a Fiscal Year, determined by dividing (i) the Company’s adjusted operating profit for such Fiscal Year, by (ii) the Company’s average invested capital for such Fiscal Year. For purposes of the calculation of ROIC, the Company’s adjusted operating profit for a Fiscal Year shall exclude certain items included in the Company’s U.S. GAAP operating profit that management does not consider in assessing core performance in addition to adjustments for LIFO charges (credits), depreciation and amortization and rent to the Company’s U.S. GAAP operating profit for the Fiscal Year. For purposes of the calculation of ROIC, the Company’s average invested capital for a Fiscal Year shall be calculated as the sum of (i) the average of the Company’s total assets, (ii) the average LIFO reserve, (iii) the average accumulated depreciation and amortization; minus (i) the average taxes receivable, (ii) the average trade accounts payable, (iii) the average accrued salaries and wages, (iv) the average other current liabilities, excluding accrued income taxes and (v) certain other adjustments as appropriately determined. ROIC shall be consistently applied to each Fiscal Year and approved by the Committee within a reasonable time period following the commencement of the Fiscal Year.
“ROIC Goal” means, with respect to a particular Fiscal Year, a target amount of ROIC to be achieved by the Company during such Fiscal Year, as set by the Committee in its sole discretion.

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“RSU Account” means an unfunded bookkeeping account, notionally established on behalf of the Participant, that will be credited with any Accrued RSUs pursuant to the terms of this Agreement.
“Target Number” means, with respect to a particular Fiscal Year, the target number of Restricted Stock Units in respect of such Fiscal Year specified in the Notice of Grant.
2.Performance Criteria. At the end of each Fiscal Year of the Award Term, the Participant’s RSU Account shall be credited with that number of Accrued RSUs equal to the Target Number for such Fiscal Year multiplied by the Accrual Factor for such Fiscal Year.
(a)EPS Accrual Percentage. The “EPS Accrual Percentage” for a particular Fiscal Year shall be determined as indicated in the table below by comparing the Company’s EPS for such Fiscal Year to the EPS Goal for such Fiscal Year (expressed as a percentage):

Attainment of EPS Goal (EPS/EPS Goal)	EPS Accrual Percentage
Less than 66%	0%
66%	50%
100%	100%
Greater than or equal to 123%	160%

If the Company’s EPS for a Fiscal Year as compared to the EPS Goal for such Fiscal Year falls between the percentiles specified in the table above, the EPS Accrual Percentage for such Fiscal Year shall be determined on a straight-line interpolated basis. In no event shall the EPS Accrual Percentage for a Fiscal Year be more than 160%.
(b)ROIC Modifier. The “ROIC Modifier” for a particular Fiscal Year shall be determined as indicated in the table below by comparing the Company’s ROIC for such Fiscal Year to the ROIC Goal for such Fiscal Year (expressed as a percentage):

Attainment of ROIC Goal (ROIC/ROIC Goal)	ROIC Modifier
Less than or equal to 89%	75%
Greater than 89% but less than 107%	100%
Greater than or equal to 107%	125%
In no event shall the ROIC Modifier for a Fiscal Year be more than 125%.
3.Dividend Equivalent Rights. If the Company declares and pays a cash dividend on the shares of Common Stock, the Participant’s RSU Account will be credited with an additional number of Accrued RSUs equal to: (a) the product of (i) the number of Accrued RSUs in the Participant’s RSU Account (including additional Accrued RSUs previously credited

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to the Participant’s RSU Account in accordance with this Section 3) for which shares of Common Stock have not been delivered to the Participant as of the dividend payment date, and (ii) the amount of the cash dividend paid per share of Common Stock; divided by (b) the Fair Market Value (which shall be equal to the closing price) of a share of Common Stock on the dividend payment date. Each additional Accrued RSU credited to the Participant’s RSU Account pursuant to this Section 3 shall be subject to the same terms, conditions and restrictions as the underlying Accrued RSUs to which such additional Accrued RSU relates.
4.Termination of Service.
(a)If the Participant incurs a Termination of Service prior to the Final Date other than due to Participant’s death, Disability, Early Retirement or Normal Retirement, the entire Award, including any Accrued RSUs credited to the Participant’s RSU Account in respect of any Completed Fiscal Year, shall be immediately forfeited by the Participant and cancelled, without the payment of consideration.
(b)If the Participant incurs a Termination of Service due to the Participant’s death or Disability:
(i)the Participant’s RSU Account shall be immediately credited with that number of Accrued RSUs equal to the Target Number in respect of each Open Fiscal Year; and
(ii)the Participant shall not be entitled to have any additional Accrued RSUs credited to the Participant’s RSU Account in respect of the Award Term or under this Agreement.
(c)If the Participant incurs a Termination of Service that qualifies as an Early Retirement:
(i)at the end of the Fiscal Year in which the Participant’s Early Retirement occurs, the Participant’s RSU Account shall be credited with that number of Accrued RSUs equal to the product of (A) that number of Accrued RSUs, calculated pursuant to Section 2 of this Appendix, which would have been credited to the Participant’s RSU Account for the Open Fiscal Year in which the Participant’s Early Retirement occurs, and (B) a fraction, the numerator of which is the number of days elapsed in the period beginning on the first day of the Fiscal Year in which the Participant’s Early Retirement occurs and ending on the date the Participant’s Early Retirement occurs and the denominator of which is the number of days in the Fiscal Year in which the Participant’s Early Retirement occurs; and
(ii)the Participant shall not be entitled to have any additional Accrued RSUs credited to the Participant’s RSU Account in respect of the Award Term or under this Agreement.
(d)If the Participant incurs a Termination of Service that qualifies as a Normal Retirement, at the end of each Open Fiscal Year, the Participant’s RSU Account shall be

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credited with that number of Accrued RSUs, calculated pursuant to Section 2 of this Appendix which would have been credited to the Participant’s RSU Account in respect of such Open Fiscal Year. Notwithstanding the foregoing, in the event of the Participant’s death following the Participant’s Normal Retirement but prior to the Final Date, the Participant’s RSU Account shall be credited with that number of Accrued RSUs equal to the Target Number in respect of each Open Fiscal Year (determined as of the date of the Participant’s death) and the Participant shall not be entitled to have any additional Accrued RSUs credited to the Participant’s RSU Account in respect of the Award Term or under this Agreement. Notwithstanding anything in this Section 4(d) to the contrary, if the Participant engages in work or other activity that causes the Participant to no longer qualify for Normal Retirement treatment (such as Competitive Activity) following the Participant’s Termination of Service, the Participant will no longer be qualified to receive and retain any portion of the Award that has not yet vested as of the date the Participant engages in activity that causes the Participant to no longer qualify for Normal Retirement. The Participant must immediately provide notice to the Company as set forth in Section 5(b) of the Agreement if the Participant engages in Competitive Activity.
5.Award Settlement. Subject to Section 3 of the Agreement, as soon as reasonably practicable following the applicable settlement date, but in no event later than the fifteenth day of the third month following the end of the Fiscal Year in which the applicable settlement date occurs, the Company shall deliver to the Participant one share of Common Stock for each Accrued RSU in the Participant’s RSU Account (with any fractional shares of Common Stock being rounded to the nearest whole share of Common Stock), to the extent not otherwise forfeited or cancelled pursuant to the terms of this Agreement (provided, that, if the Award is considered “nonqualified deferred compensation” (within the meaning of Section 409A of the Code), delivery of such Common Stock shall be within the calendar year in which the applicable settlement date occurs). For purposes of this Section 5, the applicable settlement date shall be the Final Date, provided, however, if the Participant incurs a Termination of Service due to the Participant’s death or Disability, the applicable settlement date shall be the Participant’s Termination of Service.
6.Change in Control. Notwithstanding anything in this Appendix to the contrary, if a Change in Control occurs during the Award Term:
(a)Upon such Change in Control, the Participant’s RSU Account shall immediately be credited with a number of Accrued RSUs equal to the Target Number in respect of each Open Fiscal Year as of the date of the Change in Control and thereafter Participant shall not be entitled to have any additional Accrued RSUs credited to the Participant’s RSU Account in respect of the Award Term or under this Agreement.
(b)If, during a Change in Control Period, the Participant incurs a Termination of Service for any reason other than due to (i) the Participant’s death, Disability, Early Retirement or Normal Retirement or (ii) an involuntary Termination of Service by the Company for any reason other than for Cause, the entire Award, including any Accrued RSUs credited to the Participant’s RSU Account, shall be immediately forfeited by the Participant and cancelled, without the payment of consideration.

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(c)If, prior to the Change in Control, the Participant has incurred a Termination of Service which qualifies as an Early Retirement, then to the extent such Change in Control occurs in the Fiscal Year in which the Participant’s Early Retirement occurs:
(i)the Participant’s RSU Account shall immediately be credited with that number of Accrued RSUs equal to the product of (i) the Target Number for the Open Fiscal Year in which the Participant’s Early Retirement occurs, and (B) a fraction, the numerator of which is the number of days elapsed in the period beginning on the first day of the Fiscal Year in which the Participant’s Early Retirement occurs and ending on the date the Participant’s Early Retirement occurs and the denominator of which is the number of days in the Fiscal Year in which the Participant’s Early Retirement occurs; and
(ii)the Participant shall not be entitled to have any additional Accrued RSUs credited to the Participant’s RSU Account in respect of the Award Term or under this Agreement.
(d)If, prior to the Change in Control, the Participant has incurred a Termination of Service which qualifies as a Normal Retirement, upon such Change in Control, the Participant’s RSU Account shall immediately be credited with a number of Accrued RSUs equal to the Target Number in respect of each Open Fiscal Year as of the date of the Change in Control and thereafter the Participant shall not be entitled to have any additional Accrued RSUs credited to the Participant’s RSU Account in respect of the Award Term or under this Agreement.
(e)Subject to Section 3 of the Agreement, as soon as reasonably practicable following the applicable settlement date, but in no event later than the fifteenth day of the third month following the end of the Fiscal Year in which the applicable settlement date occurs, the Company shall deliver to the Participant one share of Common Stock for each Accrued RSU in the Participant’s RSU Account (with any fractional shares of Common Stock being rounded to the nearest whole share of Common Stock), to the extent not otherwise forfeited or cancelled pursuant to the terms of this Agreement (provided, that, if the Award is considered “nonqualified deferred compensation” (within the meaning of Section 409A of the Code), delivery of such Common Stock shall be within the calendar year in which the applicable settlement date occurs). For purposes of this Section 6(e), the applicable settlement date shall be the Final Date, provided, however, if the Participant incurs a Termination of Service during a Change in Control Period, the applicable Settlement Date shall be date of the Participant’s Termination of Service.
7.Termination of Service for Cause. Notwithstanding anything in this Agreement or the Plan to the contrary, upon the Participant’s Termination of Service by the Company for Cause, the entire Award, including any Accrued RSUs in the Participant’s RSU Account, shall be immediately forfeited by the Participant and cancelled, without the payment of consideration.

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